Asure Software Receives Notice From the Nasdaq Stock Market Regarding Non-Compliance With the Minimum Bid Price Rule

AUSTIN, TX -- 02/08/2008 -- Asure Software (NASDAQ: ASUR) announced today that on February 4, 2008, the Company received a Nasdaq Staff Deficiency Letter indicating that its common stock is subject to potential delisting from The Nasdaq National Market. The Deficiency Letter was issued due to the bid price of the Company's common stock closing below the minimum $1.00 per share requirement for a period of 30 consecutive business days, and therefore the Company did not meet the requirement set forth in Nasdaq Marketplace Rule 4450(a)(5). The notice further provides that in accordance with Nasdaq Marketplace Rule 4450(e)(2), the Company will be provided 180 calendar days, or until August 4, 2008, to regain compliance. If the Company cannot demonstrate compliance with Rule 4450(a)(5) by August 4, 2008, the Nasdaq Staff will provide written notification that the Company's securities will be delisted. At that time, the Company may appeal the Nasdaq Staff's determination to delist its securities to a Listing Qualifications Panel.

The Company is currently evaluating all options in response to this notice.

About Asure Software

Headquartered in Austin, Texas, Asure Software (ASUR) (a d/b/a of Forgent Networks, Inc.) empowers small to mid-size organizations and divisions of large enterprises to operate more efficiently, increase worker productivity and reduce costs through a comprehensive suite of on-demand workforce management software and services. Asure's market-leading suite includes products that optimize workforce time and attendance tracking, benefits enrollment and tracking, pay stubs and W2 documentation, expense management, meeting and event management, and asset tracking and reservations. With additional offices in Seekonk, Mass., Vancouver, British Columbia, and Mumbai, India, Asure serves 3,500 customers around the world. For more information, please visit www.asuresoftware.com.

News media contact:
Susan Tull
512-577-2956
susan_tull@asuresoftware.com

Investor contact:
Jay Peterson
512-437-2476
Jay_peterson@asuresoftware.com